Exhibit 99.1

Company Contacts:
Scott Settersten
Chief Financial Officer
(630) 410‑4807

Laurel Lefebvre
Vice President, Investor Relations
(630) 410‑5230

Karen May
Director, Public Relations
(630) 410‑5457

ULTA BEAUTY ANNOUNCES THIRD QUARTER FISCAL 2018 RESULTS

Net Sales Increased 16.2%

Comparable Sales Increased 7.8%

Diluted EPS Increased 28.2% to $2.18

Company Reiterates FY 2018 Guidance for Diluted EPS Growth in the Low Twenties Percentage Range

Bolingbrook, IL – December 6, 2018 – Ulta Beauty, Inc. (NASDAQ: ULTA) today announced financial results for the thirteen week period (“Third Quarter”) and thirty-nine week period (“First Nine Months”) ended November 3, 2018, which compares to the same periods ended October 28, 2017.

“Ulta Beauty’s strong performance in the third quarter reflects continued market share gains across all major categories, acceleration in our overall comp driven by healthy traffic, excellent new store productivity, and robust e-commerce growth,” said Mary Dillon, Chief Executive Officer.

Recent Accounting Pronouncement – Revenue Recognition

On February 4, 2018, the Company adopted Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers (ASC 606). The Company adopted the new revenue standard using the modified retrospective transition method applied to all contracts with the cumulative effect recorded to the opening balance of retaining earnings as of the date of adoption. The comparative information has not been restated and continues to be reported under accounting standards in effect for those periods.

The adoption of the new revenue standard increased revenue by $10.5 million and $34.0 million for the 13 weeks and 39 weeks ended November 3, 2018, respectively. This is due to income from our credit card program and gift card breakage now being included in net sales, as well as e-commerce revenue now being recognized upon shipment, versus the previous accounting treatment that was based on delivery of merchandise to the guest. These items are partially offset by the value of points earned in our loyalty program now reducing net sales. Due to the adoption of ASC 606, for both the 13 weeks and 39 weeks ended November 3, 2018, gross profit margin increased by 50  basis points, while selling, general and administrative expenses deleveraged by 70 basis points. This resulted in a net impact to operating income margin of 20 basis points of deleverage for both the 13 weeks and 39 weeks ended November 3, 2018. Additional information about the impact of the adoption of ASC 606 can be found in our quarterly report on Form 10-Q available at http://ir.ultabeauty.com.

For the Third Quarter of Fiscal 2018

•	Net sales increased 16.2% to $1,560.0 million compared to $1,342.2 million in the third quarter of fiscal 2017;
•

Comparable sales (sales for stores open at least 14 months and e-commerce sales) increased 7.8% compared to an increase of 10.3% in the third quarter of fiscal 2017. The 7.8% comparable sales increase was driven by 5.3% transaction growth and 2.5% growth in average ticket;

•	Retail comparable sales increased 4.4%, including salon comparable sales growth of 3.5%;
•	E-commerce sales increased 42.5% to $170.7 million compared to $119.8 million in the third quarter of fiscal 2017, representing 340 basis points of the total Company comparable sales increase of 7.8%;
•	Salon sales increased 10.7% to $74.0 million compared to $66.9 million in the third quarter of fiscal 2017;
•

Gross profit as a percentage of net sales remained flat at 36.7% compared to the third quarter of fiscal 2017, due to category and channel mix shifts and investments in our salon services and supply chain operations, fully offset by leverage in fixed store costs and the impact of new revenue recognition accounting;

•

Selling, general and administrative (SG&A) expenses as a percentage of net sales increased 140 basis points to 25.3% compared to 23.9% in the third quarter of fiscal 2017, due to deleverage from investments in store labor to support growth initiatives, deleverage in marketing expenses, and the impact of new revenue recognition accounting, partially offset by leverage in corporate overhead;

•

Pre-opening expenses decreased to $7.6 million compared to $9.7 million in the third quarter of fiscal 2017. Real estate activity in the third quarter of fiscal 2018 included 42 new stores, four remodels, and one relocation, compared to 48 new stores, five remodels, and two relocations in the third quarter of fiscal 2017;

•	Operating income increased 4.0% to $169.2 million, or 10.8% of net sales, compared to $162.7 million, or 12.1% of net sales, in the third quarter of fiscal 2017;
•	Tax rate decreased to 23.1% compared to 35.8% in the third quarter of fiscal 2017. The decrease was primarily due to tax reform;
•	Net income increased 25.3% to $131.2 million compared to $104.6 million in the third quarter of fiscal 2017; and
•

Diluted earnings per share increased 28.2% to $2.18,  including a $0.02 benefit due to income tax accounting for share-based compensation, compared to $1.70 in the third quarter of fiscal 2017, which included a $0.04 benefit due to income tax accounting for share-based compensation.

For the First Nine Months

•	Net sales increased 16.3% to $4,591.9 million compared to $3,946.9 million in the first nine months of fiscal 2017;
•

Comparable sales increased 7.5% compared to an increase of 12.1% in the first nine months of fiscal 2017. The 7.5% comparable sales increase was driven by 4.5% transaction growth and 3.0% growth in average ticket;

•	Retail comparable sales increased 4.3%, including salon comparable sales growth of 2.8%;
•

E-commerce sales increased 42.9% to $457.9 million compared to $320.4 million in the first nine months of fiscal 2017, representing 320 basis points of the total company comparable sales increase of 7.5%;

•	Salon sales increased 9.8% to $223.7 million compared to $203.7 million in the first nine months of fiscal 2017;
•

Gross profit as a percentage of net sales decreased 10 basis points to 36.3% compared to 36.4% in the first nine months of fiscal 2017, due to category and channel mix shifts and investments in our salon services and supply chain operations, partially offset by leverage in fixed store costs and the impact of new revenue recognition accounting;

•

SG&A expenses as a percentage of net sales increased 100 basis points to 23.5% compared to 22.5% in the first nine months of fiscal 2017, due to deleverage from investments in store labor to support growth initiatives, deleverage in marketing expenses, and the impact of new revenue recognition accounting, partially offset by leverage in corporate overhead;

•

Pre-opening expenses decreased to $17.4 million compared to $20.0 million in the first nine months of 2017. Real estate activity in the first nine months of 2018 included 95 new stores, 13 remodels, and two relocations, compared to 86 new stores, 10 remodels, and five relocations in the first nine months of fiscal 2017;

•	Operating income increased 7.9% to $572.9 million, or 12.5% of net sales, compared to $530.9 million, or 13.5% of net sales, in the first nine months of fiscal 2017;

•	Tax rate decreased to 23.0% compared to 34.8% in the first nine months of fiscal 2017. The decrease was primarily due to tax reform;
•	Net income increased 27.9% to $443.9 million compared to $347.1 million in the first nine months of fiscal 2017; and
•

Diluted earnings per share increased 31.7% to $7.35, including a $0.09 benefit due to income tax accounting for share-based compensation, compared to $5.58 in the first nine months of fiscal 2017, which included a $0.20 benefit due to income tax accounting for share-based compensation.

Balance Sheet

Merchandise inventories at the end of the third quarter of fiscal 2018 totaled $1,484.6 million compared to $1,349.7 million at the end of the third quarter of fiscal 2017, representing an increase of $134.9 million. The increase in total inventory was driven by 105 net new stores and the opening of the Company’s distribution center in Fresno, California, partially offset by inventory productivity benefits from supply chain investments in new systems and merchandise planning tools. Average inventory per store was flat compared to the third quarter of fiscal 2017.

The Company ended the third quarter of fiscal 2018 with $296.9 million in cash.

Share Repurchase Program

During the third quarter of fiscal 2018, the Company repurchased 451,424 shares of its common stock at a cost of $119.0  million. Year to date fiscal 2018, the Company has repurchased 1,582,118 shares at a cost of $379.4 million. As of November 3, 2018, $282.8 million remained available under the $625.0 million share repurchase program announced in March 2018.

Store Expansion

During the third quarter of fiscal 2018, the Company opened 42 stores located in Ann Arbor, MI; Ashland, KY; Avondale, AZ; Belton, MO; Calabasas, CA; Capital Heights, MD; Chester, VA; Concord, NC; Cookeville, TN; Dania Beach, FL; Daytona Beach, FL; Derby, KS; Evans, GA; Fort Walton Beach, FL; Homestead, FL; Jacksonville, FL; Kailua, HI; Kansas City, MO; Kirkland, WA; League City, TX; Louisville, KY; Maryville, TN; Monrovia, CA; Morgan Hill, CA; North Brunswick, NJ; Northbrook, IL; Orlando, FL; Oxford, AL; Pearl City, HI; Pleasant Hill, CA; Rialto, CA; Richmond, KY; San Diego, CA (2); Searcy, AR; Sierra Vista, AZ; Stillwater, MN; Trumbull, CT; Vienna, WV; Westlake, OH; Westminster, MD; and Williston, VT. In addition, the Company closed three stores.  The Company ended the third quarter of fiscal 2018 with 1,163 stores and square footage of 12,221,878, representing a 9.7% increase in square footage compared to the third quarter of fiscal 2017.

Outlook

For the fourth quarter of fiscal 2018, the Company expects net sales in the range of $2,085.0 million to $2,103.0 million, compared to actual net sales of $1,937.6 million in the fourth quarter of fiscal 2017, which included $108.8 million of sales for the 53rd week.  Comparable sales for the fourth quarter of fiscal 2018, including e-commerce sales, are expected to increase 7% to 8%. The Company reported a comparable sales increase of 8.8% in the fourth quarter of fiscal 2017.

Diluted earnings per share for the fourth quarter of fiscal 2018 is estimated to be in the range of $3.50 to $3.55. This compares to diluted earnings per share for the fourth quarter of fiscal 2017 of $3.40, which included a $0.65 benefit related to tax reform and a $0.14 impact related to the 53rd week.

The Company is maintaining its previously announced fiscal 2018 guidance. The Company plans to:

•	increase total sales in the low teens percentage range;
•	achieve comparable sales growth of approximately 7% to 8%;
•	grow e-commerce sales in the 40% range;
•	open approximately 100 new stores and execute 15 remodel or relocation projects;
•	deleverage operating profit margin rate in the range of 50 to 70 basis points;
•	deliver diluted earnings per share growth in the low twenties percentage range, including the impact of approximately $500 million in share repurchases and assuming a 24% effective tax rate; and
•	incur capital expenditures of $375 million in fiscal 2018, compared to fiscal 2017 capital expenditures of $441 million.

Non-GAAP Financial Information

The Company has used non-GAAP financial measures in this press release. Adjusted financial measures refer to financial information adjusted to exclude from financial measures prepared in accordance with accounting principles generally accepted in the United States (GAAP) items identified in this press release. The Company believes that the presentation of adjusted financial results provides additional information on comparisons between periods by excluding certain items that affect overall comparability. Non-GAAP financial measures should be considered in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

Conference Call Information

A conference call to discuss third quarter of fiscal 2018 results is scheduled for today, December 6, 2018, at 5:00 p.m. Eastern Time / 4:00 p.m. Central Time. Investors and analysts interested in participating in the call are invited to dial (877) 705‑6003. The conference call will also be webcast live at http://ir.ultabeauty.com. A replay of the webcast will remain available for 90 days. A replay of the conference call will be available until 11:59 p.m. ET on December 20, 2018 and can be accessed by dialing (844) 512‑2921 and entering conference ID number 13685175.

About Ulta Beauty

At Ulta Beauty (NASDAQ: ULTA), the possibilities are beautiful. Ulta Beauty is the largest U.S. beauty retailer and the premier beauty destination for cosmetics, fragrance, skin care products, hair care products and salon services.  In 1990, the Company reinvented the beauty retail experience by offering a new way to shop for beauty – bringing together all things beauty, all in one place. Today, Ulta Beauty has grown to become the top national retailer offering the complete beauty experience.

Ulta Beauty brings possibilities to life through the power of beauty each and every day in our stores and online with more than 25,000 products from approximately 500 well-established and emerging beauty brands across all categories and price points, including Ulta Beauty’s own private label. Ulta Beauty also offers a full-service salon in every store featuring hair, skin, brow, and make-up services.

Ulta Beauty is recognized for its commitment to personalized service, fun and inviting stores and our industry-leading Ultamate Rewards loyalty program. As of November 3, 2018,  Ulta Beauty operates 1,163 retail stores across 50 states and also distributes its products through its website, which includes a collection of tips, tutorials, and social content. For more information, visit www.ulta.com.

Forward‑Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” “targets,” “strategies” or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates, targets, strategies or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation: changes in the overall level of consumer spending and volatility in the economy; the possibility that we may be unable to compete effectively in our highly competitive markets; the possibility that cybersecurity breaches and other disruptions could compromise our information or result in the unauthorized disclosure of confidential information; our ability to gauge beauty trends and react to changing consumer preferences in a timely manner; our ability to attract and retain key executive personnel; the possibility that the capacity of our distribution and order fulfillment infrastructure and the performance of our newly opened and to be opened distribution centers may not be adequate to support our recent growth and expected future growth plans; our ability to sustain our growth plans and successfully implement our long-range strategic and financial plan; the possibility of material disruptions to our information systems; changes in the wholesale cost of our products; the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues; natural disasters that could negatively impact sales; our ability to successfully execute our common stock repurchase program or implement future common stock repurchase programs;  the ability to execute our Efficiencies for Growth cost optimization program; and other risk factors detailed in our public filings with the Securities and Exchange Commission (the “SEC”), including risk factors contained in our Annual Report on Form 10‑K for the fiscal year ended February 3, 2018, as such may be amended or supplemented in our subsequently filed Quarterly Reports on Form 10‑Q. Our filings with the SEC are available at www.sec.gov. Except to the extent required by the federal securities laws, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit 1

Ulta Beauty, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	13 Weeks Ended
	November 3,		October 28,
	2018		2017
	(Unaudited)		(Unaudited)
Net sales	$1,560,011	100.0%	$1,342,181	100.0%
Cost of sales	987,733	63.3%	849,053	63.3%
Gross profit	572,278	36.7%	493,128	36.7%

Selling, general and administrative expenses	395,453	25.3%	320,729	23.9%
Pre-opening expenses	7,612	0.5%	9,732	0.7%
Operating income	169,213	10.8%	162,667	12.1%
Interest income, net	(1,318)	0.1%	(316)	0.0%
Income before income taxes	170,531	10.9%	162,983	12.1%
Income tax expense	39,365	2.5%	58,338	4.3%
Net income	$131,166	8.4%	$104,645	7.8%

Net income per common share:
Basic	$2.20		$1.71
Diluted	$2.18		$1.70

Weighted average common shares outstanding:
Basic	59,724		61,299
Diluted	60,062		61,630

Exhibit 2

Ulta Beauty, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	39 Weeks Ended
	November 3,		October 28,
	2018		2017
	(Unaudited)		(Unaudited)
Net sales	$4,591,899	100.0%	$3,946,914	100.0%
Cost of sales	2,923,447	63.7%	2,508,452	63.6%
Gross profit	1,668,452	36.3%	1,438,462	36.4%

Selling, general and administrative expenses	1,078,219	23.5%	887,601	22.5%
Pre-opening expenses	17,363	0.4%	19,989	0.5%
Operating income	572,870	12.5%	530,872	13.5%
Interest income, net	(3,786)	0.1%	(1,209)	0.0%
Income before income taxes	576,656	12.6%	532,081	13.5%
Income tax expense	132,771	2.9%	185,020	4.7%
Net income	$443,885	9.7%	$347,061	8.8%

Net income per common share:
Basic	$7.38		$5.62
Diluted	$7.35		$5.58

Weighted average common shares outstanding:
Basic	60,135		61,778
Diluted	60,432		62,198

Exhibit 3

Ulta Beauty, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	November 3,	February 3,	October 28,
	2018	2018	2017
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$296,944	$277,445	$46,787
Short-term investments	—	120,000	60,000
Receivables, net	102,353	99,719	82,934
Merchandise inventories, net	1,484,565	1,096,424	1,349,714
Prepaid expenses and other current assets	119,817	98,666	101,403
Prepaid income taxes	22,294	1,489	5,450
Total current assets	2,025,973	1,693,743	1,646,288

Property and equipment, net	1,257,775	1,189,453	1,172,682
Goodwill	9,084	—	—
Other intangible assets	6,985	—	—
Deferred compensation plan assets	21,397	16,827	15,903
Other long-term assets	11,477	8,664	—
Total assets	$3,332,691	$2,908,687	$2,834,873

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$574,480	$325,758	$447,293
Accrued liabilities	409,603	302,307	266,435
Accrued income taxes	—	14,101	984
Total current liabilities	984,083	642,166	714,712

Deferred rent	432,052	407,916	400,477
Deferred income taxes	50,045	59,403	78,647
Other long-term liabilities	30,775	24,985	24,986
Total liabilities	1,496,955	1,134,470	1,218,822

Commitments and contingencies

Total stockholders’ equity	1,835,736	1,774,217	1,616,051
Total liabilities and stockholders’ equity	$3,332,691	$2,908,687	$2,834,873

Exhibit 4

Ulta Beauty, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	39 Weeks Ended
	November 3,	October 28,
	2018	2017
	(Unaudited)
Operating activities
Net income	$443,885	$347,061
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	207,652	187,710
Deferred income taxes	(408)	(7,851)
Non-cash stock compensation charges	20,308	17,898
Loss on disposal of property and equipment	1,339	5,707
Change in operating assets and liabilities:
Receivables	(2,594)	5,697
Merchandise inventories	(388,141)	(405,739)
Prepaid expenses and other current assets	(19,603)	(12,782)
Income taxes	(34,906)	(13,437)
Accounts payable	248,719	187,775
Accrued liabilities	44,114	(18,721)
Deferred rent	24,136	34,286
Other assets and liabilities	(2,287)	1,489
Net cash provided by operating activities	542,214	329,093

Investing activities
Purchases of short-term investments	(386,193)	(240,000)
Proceeds from short-term investments	506,193	210,000
Purchases of property and equipment	(256,415)	(337,639)
Acquisitions, net of cash acquired	(13,606)	—
Net cash used in investing activities	(150,021)	(367,639)

Financing activities
Repurchase of common shares	(379,423)	(309,767)
Stock options exercised	12,668	14,849
Purchase of treasury shares	(5,939)	(4,208)
Debt issuance costs	—	(551)
Net cash used in financing activities	(372,694)	(299,677)

Net increase (decrease) in cash and cash equivalents	19,499	(338,223)
Cash and cash equivalents at beginning of period	277,445	385,010
Cash and cash equivalents at end of period	$296,944	$46,787

Exhibit 5

2018 Store Expansion

	Total stores open	Number of stores	Number of stores	Total stores
	at beginning of the	opened during the	closed during the	open at
Fiscal 2018	quarter	quarter	quarter	end of the quarter
1st Quarter	1,074	34	1	1,107
2nd Quarter	1,107	19	2	1,124
3rd Quarter	1,124	42	3	1,163

		Gross square feet for
	Total gross square	stores opened or	Gross square feet for	Total gross square
	feet at beginning of	expanded during the	stores closed	feet at end of the
Fiscal 2018	the quarter	quarter	during the quarter	quarter
1st Quarter	11,300,920	355,482	10,607	11,645,795
2nd Quarter	11,645,795	198,852	20,638	11,824,009
3rd Quarter	11,824,009	432,627	34,758	12,221,878

Exhibit 6

Ulta Beauty, Inc.

Pro-forma Effect of ASC 606

(In thousands)

(Unaudited)

The Company adopted ASC 606 and the related amendments as of February 4, 2018 using the modified retrospective transition method applied to all contracts. The comparative information has not been restated and continues to be reported under accounting standards in effect for those periods.  The following table presents selected as-reported financial results and the pro-forma effect of ASC 606 as if the recognition and presentation guidance in the accounting standard had been applied in fiscal 2017. The fiscal 2017 pro-forma financial information included in the table below is presented for information purposes only.

	Fiscal Year Ended February 3, 2018
(Dollars in thousands)	As Reported	% of Sales	ASC 606 Adjustments	Balances with Adoption of ASC 606	% of Sales
Consolidated Statement of Income:
Net sales	$5,884,506	100.0%	$31,197	$5,915,703	100.0%
Cost of sales	3,787,697	64.4%	(5,746)	3,781,951	63.9%
Gross profit	2,096,809	35.6%	36,944	2,133,753	36.1%
Selling, general and administrative expenses	1,287,232	21.9%	40,730	1,327,962	22.4%
Operating income	785,291	13.3%	(3,786)	781,505	13.2%
Income tax expense	231,625	3.9%	(1,707)	229,918	3.9%
Net income	555,234	9.4%	(2,079)	553,155	9.4%